FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration File No. 333-172366-02
March 19, 2012

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C6 - PUBLIC NEW ISSUE $790.88MM FIXED-RATE CMBS OFFERING CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS
CO-MANAGER: CITIGROUP

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/MDY	SIZE($MM)	WAL(YRS)	Spread	Coupon	Yield	$Px
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	57.427	2.30	40	1.0810	1.0654	99.9985
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	136.818	4.47	75	2.1910	1.9450	100.9998
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	67.832	7.20	110	3.1430	2.9884	100.9947
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	385.428	9.45	105	3.4400	3.3235	100.9955
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	100.595	9.82	140	3.8350	3.7246	100.9939
B	AA(sf)/AA(sf)/Aa2(sf)	42.781	9.95	225	4.6970	4.5927	100.9975

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/KBRA/MDY	SIZE($MM)	WAL(YRS)	C/E	CUM LTV	NOI DY
C	A(sf)/A(sf)/A2(sf)	31.219	9.95	11.125%	53.0%	14.0%
D	BBB-(sf)/BBB-(sf)/Baa3(sf)	47.407	9.96	6.000%	56.1%	13.2%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$925.0MM
NUMBER OF LOANS:	89
NUMBER OF PROPERTIES:	152
WA CUT-OFF LTV:	61.1%
WA BALLOON LTV:	51.2%
WA U/W DSCR:	1.58x
WA U/W NOI DEBT YIELD:	12.4%
WA MORTGAGE RATE:	5.598%
TOP TEN LOANS %:	37.5%
WA TERM TO MATURITY (MOS):	106
WA AMORTIZATION TERM (MOS):	329
WA SEASONING (MOS):	5

LOAN SELLERS: WFB (54.7%), RBS (22.7%), LIG I (9.2%), C-III (8.0%), BASIS (5.3%)

TOP 5 PROPERTY TYPES: RETAIL (34.7%), HOSPITALITY (19.8%), OFFICE (14.0%), SELF STORAGE (10.8%), MHC (7.5%)

TOP 5 STATES:  CA (29.2%), TX (12.5%), FL (9.8%), MD (9.3%), AZ (5.5%)

MASTER SERVICER:	WELLS FARGO BANK
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
SUBORDINATE CLASS REP:	RREF CMBS AIV, LP (RIALTO REAL ESTATE FUND, LP)

ANTICIPATED SETTLEMENT:	APRIL 4, 2012

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this communication constitutes an offer of securities for sale in any other jurisdiction where the offer or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

This information is prepared for informational purposes only and further distribution is prohibited. Not an offer, recommendation or solicitation to buy or sell, nor an official confirmation of terms. Prices, levels and valuations provided are only indications and subject to change. Wells Fargo Securities does not guarantee the accuracy and makes no express or implied warranties. Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, member NYSE, FINRA, SIPC, and NFA and Wells Fargo Institutional Securities, LLC member FINRA and SIPC.

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